Exhibit 10.4

TAX SHARING AGREEMENT (this “Agreement”), dated as of       , 2007, by and among Travelport Inc., a Delaware corporation (“Travelport”), and Orbitz Worldwide, Inc., a Delaware corporation (“OWW”).

WHEREAS, prior to February 8, 2007, Travelport, OWW and each of their respective U.S. Affiliates were members of an Affiliated Group of corporations within the meaning of Section 1504(a) of the Code (the “Continuing Affiliated Group”) of which OWW was the common parent;

WHEREAS, on or about February 8, 2007, Travelport, OWW, certain Travelport Subsidiaries and certain OWW Subsidiaries engaged in certain transactions, the effect of which was that Travelport and the U.S. Travelport Subsidiaries ceased to be members of the Continuing Affiliated Group and became members of a new Affiliated Group of which Travelport is the common parent (the “Deconsolidation Transaction”);

WHEREAS, OWW remains the common parent of the Continuing Affiliated Group;

WHEREAS, the board of directors of Travelport has determined that it is appropriate, desirable and in the best interests of Travelport and its stockholders to offer for sale a certain percentage of the common stock of OWW in a registered public offering (the “IPO”);

WHEREAS, in a series of transactions commencing on or about June 1, 2007, OWW or its Affiliates, acquired 100% of the stock and/or other equity interests of certain non-U.S. entities that engage in the B2C Businesses and engaged in certain other steps to properly align Travelport and OWW’s business in connection with the IPO (together with the Deconsolidation Transaction, the “Restructuring Transaction”); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to liability for Taxes, responsibility for preparing and filing Tax Returns, and certain other Tax-related matters following the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under common Control with such Person.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code and any consolidated, combined, unitary and other similar group as defined under similar laws of other jurisdictions.

“Agreement” is defined in the preamble.

“B2B Businesses” has the meaning ascribed in the Separation Agreement.

“B2C Businesses” has the meaning ascribed in the Separation Agreement.

“Cendant Purchase Agreement” means that certain purchase agreement, dated as of June 30, 2006 among Cendant Corporation, Travelport Inc., TDS Investor Corporation, and TDS Investor (Bermuda), Ltd., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contest” means any audit, examination, suit, action or proceeding involving a Taxing Authority.

“Continuing Affiliated Group” is defined in the preamble.

“Control” (including “controls,” “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the ownership of stock, directly or indirectly, possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of the Person.

“Deconsolidation Transaction” is defined in the preamble.

“Dispute” is defined in Section 6.1.

“Dispute Date” is defined in Section 6.1.

“IPO” is defined in the preamble.

“OWW” is defined in the preamble.

“OWW Group” is any Affiliated Group of which OWW or any OWW Subsidiary is a member which includes, for the avoidance of doubt, the Continuing Affiliated Group.

“OWW Returns” means any Tax Return required to be filed by or on behalf of OWW, an OWW Subsidiary, or an OWW Group (including the Continuing Affiliated Group).

“OWW Subsidiary” means any corporation or other entity directly or indirectly Controlled by OWW immediately after the date hereof (including any successor to such a corporation or other entity and any entity formed or acquired after the date hereof).

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.

“Refund” means any refund of Taxes, including any reduction in Tax liability by means of a credit, offset or otherwise, net of any increased Taxes attributable to such Refund.  For the avoidance of doubt, Refund does not include payments made by Cendant under the Cendant Purchase Agreement.

“Restructuring Transactions” is defined in the preamble.

“Restructuring Taxes” is defined in Section 3.4.

Separation Agreement” means that certain separation agreement, dated as of the date hereof, by and between OWW and Travelport Limited, a Bermuda company and indirect parent of Travelport.

“Straddle Period” means any taxable period that begins on or before the date hereof and ends after the date hereof.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax or Taxes” means all taxes, charges, imposts, duties or other similar assessments imposed by, or required to be collected or withheld and paid to, any Taxing Authority, including, without limitation, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, and other taxes, together with any related interest, penalties or other additional amounts.

“Tax Statement” is defined in Section 2.2(b)(i).

“Taxing Authority” means the United States Internal Revenue Service and any other state, local, foreign or other governmental entity responsible for the collection or administration of Taxes.

“Travelport” is defined in the preamble.

“Travelport Subsidiary” means any corporation or other entity directly or indirectly Controlled by Travelport on or after the date hereof (including any successor to such a corporation or other entity and any entity formed or acquired after the date hereof).  For the avoidance of doubt, “Travelport Subsidiary” shall exclude OWW and each OWW Subsidiary.

“Travelport Group” is any Affiliated Group of which Travelport or any Travelport Subsidiary is the common parent other than an OWW Group and, for the avoidance of doubt, other than the Continuing Affiliated Group.

“Travelport Returns” means any Tax Return required to be filed by or on behalf of Travelport, a Travelport Subsidiary, or a Travelport Group.

“Treasury Regulations” means those regulations promulgated by the United States Department of Treasury under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES

Section 2.1                                      Travelport Tax Returns.  Travelport shall have sole and exclusive responsibility for the preparation and filing of, and shall prepare and timely file or cause to be prepared and timely filed, all Travelport Returns and shall timely pay, or cause to be paid, all Taxes required to be reported on such Travelport Returns.

Section 2.2                                      OWW Tax Returns. Except as otherwise provided in subsection (b), OWW shall have sole and exclusive responsibility for the preparation and filing of, and shall prepare and timely file or cause to be prepared and timely filed, all OWW Returns and shall timely pay, or cause to be paid, all Taxes required to be reported on such OWW Returns. Travelport, on behalf of OWW or any relevant OWW Subsidiary, shall prepare and timely file or cause to be prepared and timely filed, all OWW Returns for all taxable periods ending on or prior to the date hereof and all Straddle Periods.  All such Tax Returns shall be prepared in good faith and consistent with past practice unless otherwise required by applicable law. If Travelport is permitted by law to file a Tax Return described in this Section 2.2(b), at least six (6) business days before the due date for such Tax Return, Travelport shall deliver such Tax Return to OWW accompanied by a statement (a “Tax Statement”) setting forth and calculating in reasonable detail the amount of Taxes shown to be due and payable thereon other than Taxes for which Travelport is required to indemnify OWW under Section 3.1.  Within three (3) business days of receipt, OWW shall pay to Travelport the amount of such Taxes shown on such Tax Statement. If Travelport is not authorized by law to file a Tax Return described in this Section 2.2(b), at least three (3) business days before the due date for such Tax Return, Travelport shall deliver such Tax Returns to OWW and shall pay to OWW the amount of Taxes shown to be due and payable thereon for which Travelport is required to indemnify OWW under Section 3.1.  OWW shall file such Tax Returns with the appropriate Taxing Authority, and shall timely pay, or cause to be paid, all Taxes required to be pay therewith. OWW shall compensate Travelport for all services provided by Travelport to OWW under this subsection (b), as provided in that certain transition services agreement, dated the date hereof, by and between Travelport and OWW.

Section 2.3                                      Refunds and Payments Received from Cendant.  Travelport shall be entitled to (i) all Refunds of Taxes described in Section 3.1, and (ii) all payments made by Cendant under the Cendant Purchase Agreement that relate to Taxes imposed on Travelport or an Affiliate of Travelport.  OWW shall be entitled to (i) all Refunds of Taxes described in Section 3.2, and (ii) all payments made by Cendant under the Cendant Purchase Agreement that relate to Taxes imposed on OWW or any OWW Subsidiary. If one party receives a Refund or payment under the Cendant Purchase Agreement to which the other party is entitled hereunder, the recipient shall remit, within five (5) days thereafter, the amount of such Refund or payment to the other party.

Section 2.4                                      Provision of Information.  OWW shall prepare or cause to be prepared, at its own expense, and provide to Travelport, all information that Travelport shall reasonably request, in such form as Travelport shall reasonably request, in connection with Travelport and OWW’s rights and obligations under this Agreement, which information shall be provided no later than thirty (30) days following Travelport’s request therefor.

ARTICLE III

INDEMNIFICATION

Section 3.1                                      Indemnification by Travelport.  Travelport shall indemnify and hold harmless OWW and all Affiliates of OWW from and against the following Taxes and related costs, expenses and other losses:

(a)                                  all Taxes imposed on OWW or an OWW Subsidiary for all taxable periods arising out of, or attributable to the B2B Businesses;

(b)                                 all Taxes arising out of, or attributable to the breach by Travelport of any of its obligations or agreements under this Agreement;

(c)                                  71 percent of all Taxes imposed on OWW or any OWW Subsidiary arising out of, or attributable to the Restructuring Transactions;

(d)                                 71 percent of all Taxes imposed on OWW or any OWW Subsidiary under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law as a result of such Person being a member the Affiliated Group of which the Cendant Corporation was the common parent;

(e)                                  71 percent of all liability with respect to Taxes imposed on OWW or any OWW Subsidiary under the Cendant Purchase Agreement; and

(f)                                    71 percent of all Taxes imposed on OWW or any OWW Subsidiary for all taxable periods ending on or before the date hereof and all Straddle Periods other than (i) those Taxes described in subsections (a)-(e), and (ii) Taxes arising out of, or attributable to the B2C Businesses.

Section 3.2                                      Indemnification by OWW.  OWW shall indemnify and hold harmless Travelport and all Affiliates of Travelport from and against the following Taxes and related costs, expenses and other losses:

(a)                                  all Taxes imposed on Travelport or any Travelport Subsidiary for all taxable periods arising out of, or attributable to the B2C Businesses;

(b)                                 all Taxes and related costs arising out of, or attributable to the breach by OWW of any of its obligations or agreements under this Agreement;

(c)                                  29 percent of all Taxes imposed on Travelport or any Affiliate of Travelport arising out of, or attributable to the Restructuring Transactions;

(d)                                 29 percent of all Taxes imposed on Travelport or any Travelport Subsidiary under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law as a result of such Person having been a member of an OWW Group;

(e)                                  29 percent of all Taxes imposed on Travelport or any Travelport Subsidiary under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law as a result of such Person being a member the Affiliated Group of which the Cendant Corporation was the common parent;

(f)                                    29 percent of all liability with respect to Taxes imposed on Travelport or any Affiliate of Travelport under the Cendant Purchase Agreement; and

(g)                                 29 percent of all Taxes imposed on Travelport or any Travelport Subsidiary for all taxable periods ending on or before the date hereof and all Straddle Periods other than (i) those Taxes described in subsections (a)–(f), and (ii) Taxes arising out of, or attributable to the B2B Businesses.

Section 3.3                                      Straddle Periods.  For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted or required under applicable law, treat the date hereof as the last day of the taxable year or period of the relevant entity for all Tax purposes.  In any case where applicable law does not permit the parties hereto to treat the date hereof as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of any

Straddle Period prior to the date hereof shall be: in the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the date hereof, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(b)                                 in the case of Taxes not described in clause (i) (such as Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property), deemed equal to the amount that would be payable if the taxable year or period ended on the date hereof.

Section 3.4                                      Restructuring Taxes.  For purposes of this Agreement, the amount of Taxes arising out of or attributable to the Restructuring Transactions (“Restructuring Taxes”) shall equal the excess, in any taxable period in which the Restructuring Transactions occurred, of (a) the amount of Taxes actually imposed upon a party hereto over (b) the amount of Taxes that would have been imposed upon such party if the Restructuring Transactions had not occurred.  For the avoidance of doubt, Restructuring Taxes shall not include (i) the use of or reduction in any losses, deductions or credits, or (ii) Taxes imposed in a taxable period other than that in which the Restructuring Transactions occur even if such Taxes would have been eliminated or reduced through the use of losses, deductions or credits described in clause (i) if the Restructuring Transactions had not occurred.

Section 3.5                                      Payment.  The parties shall settle their indemnification obligations within thirty (30) days after receipt of written demand for payment, setting forth in reasonable detail the circumstances and amount of the indemnity payment.

ARTICLE IV

CONTROL OF CONTESTS

Section 4.1                                      Generally.  In the event any Taxing Authority informs a party of any proposed or actual Contest of Taxes for which an indemnification obligation is imposed on another party under ARTICLE III, the party so informed shall notify the other party of such matter within ten (10) business days after receiving such notice. No failure or delay in informing the other party shall reduce or otherwise affect the obligations or liabilities of any party hereto, except to the extent such failure or delay shall have materially and adversely affected the recipient party’s ability to defend against any liability or claim with respect to such Taxes.  Any notice shall be accompanied by a copy of any written notice or other document received from the applicable Taxing Authority with respect to such matter.

Section 4.2                                      Control by Travelport.  Travelport shall have the sole right to control any Contest relating to a Travelport Return, other than any contest that OWW elects to control under the second sentence of Section 4.3.  So long as does so in good faith, Travelport may elect to control (which election shall be delivered to OWW no later than ten (10) days after receipt of the notice described in Section 4.1) any Contest relating to an

OWW Return with respect to any Taxes for which an indemnification obligation is imposed on Travelport under Section 3.1.  OWW, at its expense, shall have the right to participate in any Contest that it does not control (a) relating to any OWW Return that Travelport elects to control pursuant to the previous sentence, and (b) relating to any Taxes for which an indemnification obligation is imposed on OWW under Section 3.2 (including an obligation to indemnify for a portion of such Taxes).  Travelport shall not agree or settle or compromise any Contest described in the previous sentence which settlement or compromise would have a material adverse impact on the liability for Taxes hereunder of OWW, without OWW’s consent (which consent shall not be unreasonably withheld or delayed).

Section 4.3                                      Control by OWW.  OWW shall have the sole right to control any Contest relating to an OWW Return, other than any contest that Travelport elects to control under the second sentence of Section 4.2.  So long as does so in good faith, OWW may elect control (which election shall be delivered to Travelport no later than ten (10) days after receipt of the notice described in Section 4.1) any Contest relating to a Travelport Return with respect to any Taxes for which an indemnification obligation is imposed on OWW under Section 3.2(a) or (b).  Travelport, at its expense, shall have the right to participate in any Contest relating to any Travelport Return that OWW elects to control.  OWW shall not agree or settle or compromise any Contest described in the previous sentence which settlement or compromise would have a material adverse impact on the liability for Taxes hereunder of Travelport, without Travelport’s consent (which consent shall not be unreasonably withheld or delayed).

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

Section 5.1                                      Cooperation.  Each of Travelport and OWW shall cooperate fully (and shall cause its respective Affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of any Tax Return, any calculation or determination contemplated by this Agreement, or any Contest or other matter relating to Taxes covered by this Agreement.  Such cooperation shall include, without limitation, at each party’s own expense, (i) the retention until the expiration of the applicable statute of limitations (including extensions), and the provision upon request, of Tax Returns, books, records, documentation and other information relating to Tax Returns and/or the calculations and determinations contemplated under this Agreement, and (ii) the execution of any document that may be necessary or helpful in connection with the filing of any Tax Return or control of any Contest, including, but not limited to, the execution of a power of attorney authorizing the other party and its accountants, tax advisors and other representatives to represent it.  Each party shall make its employees and facilities available on a reasonable basis in connection with the foregoing matters.

ARTICLE VI

DISPUTES

Section 6.1                                      Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) shall first be negotiated between the appropriate senior executives of Travelport and OWW who have the authority to resolve the matter.  Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Travelport or OWW, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Date.”  If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Date, then Travelport and OWW shall jointly retain a nationally recognized accounting firm to resolve the Dispute.  If Travelport and OWW cannot mutually agree upon such a firm, then any Dispute which Travelport and OWW cannot resolve within thirty (30) days from the Dispute Date shall be resolved by a nationally recognized accounting firm selected by the American Arbitration Association; provided, however, that the American Arbitration Association shall not select any accounting firm that is then providing auditing services to Travelport or OWW or any of their respective Affiliates.  The accounting firm selected by Travelport and OWW or the American Arbitration Association, as the case may be, shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved.  Following the decision of such firm, Travelport and OWW shall each take or cause to be taken any action necessary to implement the decision of such firm. Travelport and OWW shall share equally the administrative costs of the arbitration and such firm’s fees and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1                                      Late or Deferred Payments.  The amount of all or any portion of a payment not made when due under this Agreement shall be payable together with any interest thereon, computed at the short-term applicable federal rate under Section 1274(d) of the Code and commencing from the date on which such payment was due and payable under this Agreement.

Section 7.2                                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Travelport, to:

Eric J. Bock

Executive Vice President and General Counsel

Travelport Limited

400 Interpace Parkway, Bldg. A

Parsippany, NJ 07054

Phone: (973) 939-1000

Fax: (973) 939-1199

If to OWW, to:

General Counsel

Orbitz Worldwide, Inc.

500 W. Madison St., Suite 1000

Chicago, IL 60661

Phone: (312) 894-5000

Fax: (312) 894-4855

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.3                                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.4                                      Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except as provided below with respect to successors and assigns, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.

Section 7.6                                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.7                                      Successors; Assignment.  Neither party may not assign any of its rights, interests or entitlements and obligations under this Agreement without the prior written consent of the other party. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

Section 7.8                                      Good Faith.  The parties shall, and shall cause their respective Affiliates to, act in good faith and not take any action intended to circumvent the provisions of this Agreement.

Section 7.9                                      Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by Travelport and OWW.

Section 7.10                                Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.11                                Termination of Prior Agreements.  All prior agreements between Travelport and/or any Affiliate of Travelport, on the one hand, and OWW or any Affiliate of OWW, on the other hand, providing for the sharing or allocation of liability for Taxes, shall terminate and have no further effect as of the date hereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf on the day and year first above written.

TRAVELPORT INC.

By:
Name:
Title:

ORBITZ WORLDWIDE, INC

By:
Name:
Title: